Exhibit 99.1

CHENIERE ENERGY PARTNERS, L.P. NEWS RELEASE

Cheniere Energy Partners Declares Quarterly Distributions
Houston, Texas – July 24, 2015 – Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE MKT: CQP) today declared (i) a cash distribution per common unit of $0.425 ($1.70 annualized) to unitholders of record as of August 3, 2015, and (ii) the related distribution to its general partner. All of these distributions are payable on August 14, 2015.
Cheniere Partners owns 100 percent of the Sabine Pass LNG terminal located on the Sabine Pass deepwater shipping channel less than four miles from the Gulf Coast. The Sabine Pass LNG terminal includes existing infrastructure of five LNG storage tanks with capacity of approximately 16.9 Bcfe, two docks that can accommodate vessels with nominal capacity of up to 266,000 cubic meters and vaporizers with regasification capacity of approximately 4.0 Bcf/d.
Cheniere Partners is developing natural gas liquefaction facilities at the Sabine Pass LNG terminal adjacent to the existing regasification facilities. Cheniere Partners plans to construct over time up to six natural gas Trains, which are in various stages of development. Each Train is expected to have a nominal production capacity of approximately 4.5 mtpa of LNG. Five Trains are under construction. First LNG from Train 1 is expected as early as late 2015. For additional information, please refer to the Cheniere Partners website at www.cheniere.com and Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed with the Securities and Exchange Commission.
This press release serves as qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d). Please note that 100 percent of Cheniere Partners’ distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of Cheniere Partners’ distributions to foreign investors are subject to federal income tax withholding at the highest applicable effective tax rate. Nominees are treated as withholding agents responsible for withholding distributions received by them on behalf of foreign investors.
Forward-Looking Statements
This press release contains certain statements that may include “forward-looking statements.” All statements, other than statements of historical facts, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere Partners’ business strategy, plans and objectives, including the development, construction and operation of liquefaction facilities, (ii) statements regarding expectations regarding regulatory authorizations and approvals, (iii) statements expressing beliefs and expectations regarding the development of Cheniere Partners’ LNG terminal and liquefaction business, (iv) statements regarding the business operations and prospects of third parties, (v) statements regarding potential financing arrangements and (vi) statements regarding future discussions and entry into contracts. Although Cheniere Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Partners’ actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Partners’ periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Partners does not assume a duty to update these forward-looking statements.

CONTACTS:

Investors: Randy Bhatia: 713-375-5479, Katy Cox: 713-375-5079
Media: Faith Parker: 713-375-5663